Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Boeing Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price (2)	Fee Rate	Amount of registration fee (2)

Equity	Common stock, par value $5.00 per share	457(c) and 457(h)	12,900,000	$204.89	$2,643,081,000	0.0001102	$291,268.00

Total Offering Amounts							$291,268.00

Total Fee Offsets							$0

Net Fee Due							$291,268.00

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall include an additional indeterminate number of securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this Registration Statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The price per share is estimated to be $204.51 based on the average of the high sales price ($206.50) and the low sales price ($203.27) for the Company’s Common Stock as reported on the New York Stock Exchange on April 24, 2023.